Exhibit 99.1

Myomo Announces Second Quarter Preliminary Revenue and Record Pipeline Additions

BOSTON (July 7, 2022) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, announces preliminary second quarter revenue and provides an update on its pipeline entering the third quarter.

Revenue for the second quarter of 2022 is expected to be $3.4 million to $3.6 million, an increase of 10% to 16% compared with the second quarter of 2021. All revenue in the second quarter of 2022 was product revenue, as the Company did not receive payment of the remaining license fee from its joint venture partner in China. Also, Myomo expects to report more than 400 additions to its pipeline of prospective MyoPro patients, a quarterly record, which reflects continued success with its new marketing and advertising strategies.

“We are pleased with the results to date from changes we have been implementing to our marketing and advertising since the beginning of the year, which helped us generate a record number of additions to our pipeline in the second quarter. We are seeing strong interest from patients and clinicians for our MyoPro product line, and we expect to report a continued decrease in our cost per pipeline add in the second quarter”, said Paul R. Gudonis, chairman and chief executive officer.

“With respect to receipt of the second and final JV license payment, we have been told by our partner that there is a backlog of transactions awaiting banking and government approvals in China as a result of the recent outbreak of COVID-19. At this time, it is unclear when we will receive the remainder of the license fee,” added Gudonis.

During the quarter, the Company also participated in the Centers for Medicare and Medicaid Services (CMS) public hearing to request a Benefit Category Determination change so that the MyoPro is properly classified as a custom-fabricated brace.

The Company plans to report full financial results for the second quarter of 2022 and hold an investment community conference call on August 3, 2022. Details will be provided in the coming weeks.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenues in the second quarter of 2022, payment of the remainder of the technology license fee, additions its patient pipeline and cost per pipeline add, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;
•
our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;
•
our marketing and commercialization efforts;
•
our ability to achieve reimbursement from third-party payers for our products;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, and;
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Myomo:

ir@myomo.com

LHA Investor Relations:

Kim Sutton Golodetz

kgolodetz@lhai.com

212-838-3777

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